Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post–Effective Amendment No. 369 to Registration Statement No. 002-41839 on Form N–1A of our report dated April 14, 2017 relating to the financial statements and financial highlights of Fidelity SAI U.S. Treasury Bond Index Fund and our report dated April 17, 2017 relating to the financial statements and financial highlights of Fidelity SAI Long-Term Treasury Bond Index Fund, each a fund of Fidelity Salem Street Trust, appearing in the Annual Report on Form N-CSR of Fidelity Salem Street Trust for the year ended February 28, 2017, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Boston, Massachusetts

April 24, 2017